Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-67921) pertaining to Relìv International, Inc. 401(k) Plan of our report dated June 13, 2008, with respect to the financial statements and supplemental schedules of Relìv International, Inc. 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

June 13, 2008